                                                        Exhibit No. EX. 99.h.3.C

                                THE OLSTEIN FUNDS

               AMENDMENT TO THE TRANSFER AGENT SERVICING AGREEMENT

     THIS AMENDMENT  dated as of April 24, 2002 to the Transfer Agent  Servicing
Agreement, as amended, dated as of February 27, 1998, by and between The Olstein
Funds, a Delaware  business trust, and U.S Bancorp Fund Services,  LLC (formerly
Firstar Mutual Fund Services,  LLC), a Wisconsin limited liability company shall be as follows:

     Paragraph 7 Proprietary and Confidential  Information  shall be amended and replaced in its entirety as follows:

     7. Proprietary and Confidential Information

     USBFS agrees on behalf of itself and its directors, officers, and employees to treat  confidentially and as proprietary  information of the Company all records and other information  relative to the Company and prior,  present, or potential shareholders (and clients of said shareholders) and not to use such records and  information for any purpose other than the performance of its responsibilities and duties hereunder,  except after prior notification to and  approval in writing by the  Company,  which  approval  shall not be unreasonably withheld and may not be withheld where USBFS may be exposed to civil or criminal  contempt  proceedings  for failure to comply after being requested to divulge such information by duly constituted  authorities,  or when so requested by the Company.

     Further,  USBFS will  adhere to the privacy  policies  adopted by the Trust pursuant to Title V of the Gramm-Leach-Bliley  Act, as may be modified from time to time (the "Act").  Notwithstanding  the  foregoing,  USBFS will not share any  nonpublic  personal  information  concerning  any of the Trust's shareholders with any third party unless specifically directed by the Trust or allowed under one of the exceptions noted under the Act.

     IN WITNESS  WHEREOF,  the parties  hereto have caused this  Amendment to be executed by a duly authorized  officer on one or more counterparts as of the day and year first written above.

THE OLSTEIN FUNDS                      U.S. BANCORP FUND SERVICES, LLC

By: /s/ Michael Luper                  By: /s/ Joseph Neuberger